UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 19, 2018

QAD Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22823 (Commission File Number)	77-0105228 (IRS Employer Identification Number)

100 Innovation Place, Santa Barbara, California (Address of principal executive offices)	93108 (Zip code)

Registrant’s telephone number, including area code (805) 566-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

The Board of Directors (the “Board”) of QAD Inc. (the “Company”) appointed Anton Chilton as Chief Executive Officer (“CEO”) and elected him to the Board of Directors of the Company effective December 19, 2018.

Previously, on August 15, 2018, (i) Ms. Pamela Lopker, President and a member of the Board of the Company, assumed the duties of interim CEO and temporarily stepped down as Chairman of the Board, (ii) the Board established an Interim Office of the Chief Operating Officer, and (iii) the Board appointed Dr. Peter R. van Cuylenburg as temporary Chairman of the Board in connection with which Dr. van Cuylenburg assumed certain increased duties and for which he received certain additional cash compensation. On December 19, Ms. Lopker stepped down as interim CEO. On that date, the Board also terminated the Interim Office of the Chief Operating Officer and appointed Dr. van Cuylenburg as Chairman of the Board to serve until his successor may be appointed and further terminated the increased duties assumed by him on August 15, 2018 and the related additional compensation.

Mr. Chilton, 51, served as the Company’s Chief, Global Field Operations and Executive Vice President from March 2017 to the present. Previously, he served as Executive Vice President, Global Services since June 2015. Mr. Chilton joined QAD in 2004 as Services Director of the Company’s Asia-Pacific region, based in Australia. He subsequently served as Managing Director of QAD Australia and New Zealand from 2006 to 2009. Mr. Chilton transferred to QAD's headquarters in 2009, serving as Senior Vice President – Strategic Global Accounts until 2011, when he became Senior Vice President - Professional Services. Prior to joining QAD, Mr. Chilton held senior roles in global systems integration at Atos Origin and Cap Gemini. Mr. Chilton began his career at British Steel designing software and infrastructure solutions and received his education in the Submarine Service, British Royal Navy.  Mr. Chilton has an Executive MBA from INSEAD.

In connection with his appointment, Mr. Chilton signed an offer letter which sets forth the terms of his employment (the “Offer Letter”). A copy of the Offer Letter is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Offer Letter is effective as of December 19, 2018. Under the Offer Letter, Mr. Chilton shall serve as the Company’s Chief Executive Officer. Initially, his salary will be $450,000 per annum. Mr. Chilton will be eligible to participate in the QAD Global MBO & Financial Bonus Plan with a potential bonus of 100% of base salary based on achievement of specific objectives. Complete details of the plan will be discussed with and provided to Mr. Chilton following his date of hire.

In connection with the Offer Letter, Mr. Chilton will be granted 22,000 restricted stock units (“RSUs”) and 22,000 performance stock units (“PSUs”) will be recommended to be granted during the Company's next annual grant around the June 2019 time period, pursuant to the Company’s 2016 Stock Incentive Program. The Board will determine the terms, including performance metrics, of the PSUs. The terms of the RSUs shall be in accordance with the Company’s standard policies for grants of RSUs to executive officers, and shall vest over a four-year period, one-fourth of the grants (25%) on each of the first four anniversaries of the grant date.

In the event of termination without cause, Mr. Chilton will be entitled to 12 months base salary severance.

Mr. Chilton will enter into a Change in Control agreement with the Company approved by the Board of Directors.

Item 9.01	Financial Statements and Exhibits.

d)	Exhibits.

Exhibit No.	Description
10.1	Offer Letter between QAD Inc. and Anton Chilton dated December 19, 2018
99.1	Press Release, dated as of December 19, 2018, entitled, “QAD Names Anton Chilton Chief Executive Officer and Board Member”.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QAD Inc. (Registrant)
Date: December 21, 2018	By:	/s/ Pamela Lopker
Pamela Lopker
President (on behalf of the Registrant and as Principal Executive Officer)